EXHIBIT 99.1

NEWS RELEASE

Contact:	Peter D. Brown Senior Vice President, Chief Information Officer and Investor Relations Foot Locker, Inc. (212) 720-4254

FOOT LOCKER, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Earnings Per Share Increases 70 Percent
•	Comparable-Store Sales Increases 4.8 Percent
•	Cash Position, Net of Debt, Improves by $190 Million

NEW YORK, NY, May 20, 2010 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended May 1, 2010.

Financial Results

Net income for the Company’s first quarter ended May 1, 2010 was $54 million, or $0.34 per share, compared with net income of $31 million, or $0.20 per share, last year. First quarter sales increased 5.3 percent to $1,281 million, as compared with sales of $1,216 million for the corresponding prior-year period. First quarter comparable-store sales increased 4.8 percent. Excluding the effect of foreign currency fluctuations, total sales for the first quarter increased 3.0 percent.

“The strategic steps that we have taken over the past several months contributed to our improving sales trend and 70 percent earnings per share increase for the first quarter,” stated Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “These strong results reflect the hard work of our associates worldwide who drove sales gains by providing diligent customer service at the store level, while managing our inventories and operating expenses effectively. As a result of their efforts, our financial results reflect a 54 percent “flow-through” of incremental sales to increased pre-tax profit versus the first quarter of last year.”

Financial Position

At the end of the first quarter, the Company’s cash and short-term investments totaled $616 million. The Company’s total cash position, net of debt, was $479 million, a $190 million improvement from the same time last year. During the first quarter of 2010, the Company repurchased 500,000 shares of its common stock for $7.7 million under the Company’s $250 million share repurchase program, which was approved by the Company’s Board of Directors in February of this year.

Merchandise inventory at the end of the first quarter was $1,146 million, which was $91 million, or 7.4 percent, less than at the end of the same period last year.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Store Base Update

During the first quarter, the Company opened 14 new stores, remodeled or relocated 42 stores and closed 29 stores. At May 1, 2010, the Company operated 3,485 stores in 21 countries in North America, Europe and Australia. In addition, 22 Foot Locker franchised stores were operating in the Middle East and South Korea.

The Company is hosting a live conference call at 9:00 a.m. (ET) on Friday, May 21, 2010 to discuss these results and the Company’s near-term outlook. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, May 28, 2010.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended May 1, 2010 and May 2, 2009

(In millions, except per share amounts)

	First Quarter 2010	First Quarter 2009
Sales	$ 1,281	$ 1,216

Cost of sales	888	860
Selling, general and administrative expenses	280	278
Depreciation and amortization	26	28
Interest expense, net	3	2
Other income	-	(1)
	1,197	1,167
Income before income taxes	84	49
Income tax expense	30	18
Net income	$ 54	$ 31

Diluted EPS:
Net income	$ 0.34	$ 0.20

Weighted-average diluted shares outstanding	157.3	155.5

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	May 1, 2010	May 2, 2009
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$ 616	$ 431
Merchandise inventories	1,146	1,237
Other current assets	169	212
	1,931	1,880

Property and equipment, net	378	429
Deferred tax assets	358	353
Other assets	293	307
	$ 2,960	$ 2,969

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$ 359	$ 292
Accrued and other liabilities	213	201
	572	493

Long-term debt and obligations under capital leases	137	142
Other liabilities	301	383
SHAREHOLDERS’ EQUITY	1,950	1,951
	$ 2,960	$ 2,969

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FOOT LOCKER, INC.

Store and Estimated Square Footage

(unaudited)

(Square footage in thousands)

	May 1, 2010	May 2, 2009	May 3, 2008
Foot Locker U.S.
Number of stores	1,162	1,217	1,260
Gross square footage	4,688	4,943	5,150
Selling square footage	2,776	2,936	3,079

Footaction
Number of stores	317	329	346
Gross square footage	1,467	1,545	1,618
Selling square footage	923	960	999

Lady Foot Locker
Number of stores	405	480	522
Gross square footage	894	1,061	1,163
Selling square footage	512	606	662

Kids Foot Locker
Number of stores	306	302	317
Gross square footage	731	725	767
Selling square footage	427	427	455

Champs Sports
Number of stores	549	568	577
Gross square footage	2,928	3,050	3,120
Selling square footage	1,944	2,039	2,110

CCS
Number of stores	3	---	---
Gross square footage	9	---	---
Selling square footage	6	---	---

Foot Locker International
Number of stores	743	737	736
Gross square footage	2,161	2,144	2,134
Selling square footage	1,095	1,096	1,095

Total Stores Operated
Number of stores	3,485	3,633	3,758
Gross square footage	12,878	13,468	13,952
Selling square footage	7,683	8,064	8,400

Total Franchised Stores
Number of stores	22	19	13
Gross square footage	78	73	58
Selling square footage	53	49	39

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